UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549


FORM 15

   CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT 0F 1934.

                                    COMMISSION FILE NUMBER  33-48893

                      GMAC 1992-E Grantor Trust
----------------------------------------------------------------------
           (Exact name of registrant as specified in its charter)

                      One First National Plaza
           Suite 0126, Chicago, Il 60670 (312-732-4000)
----------------------------------------------------------------------
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

               4.75% Asset Backed Certificates, Class A
----------------------------------------------------------------------
         (Title of each class of securities covered by this Form)

                                None
----------------------------------------------------------------------
       (Title of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

   Please place an X in the box(es) to designate, the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

        Rule 12g-4(a)(1)(i)   / /          Rule 12h-3(b)(1)(i)   / /
        Rule 12g-4(a)(1)(ii)  / /          Rule 12h-3(b)(1)(ii)  / /
        Rule 12g-4(a)(2)(i)   / /          Rule 12h-3(b)(2)(i)   / /
        Rule 12g-4(a)(2)(ii)  / /          Rule 12h-3(b)(2)(ii)  / /
                                           Rule 15d-6            /X/

   Approximate number of holders of record as of the certification or
notice date:   0
             ------

   Pursuant to the requirements of the Securities Exchange Act of 1934, GMAC 1992-E Grantor Trust has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                 GMAC 1992-E GRANTOR TRUST
                                 By: GMAC, as Agent

Date: March 15, 1996             s/    Gerald E. Gross
                                 ----------------------------
                                 Gerald E. Gross, Comptroller


GENERAL MOTORS ACCEPTANCE CORPORATION
3044 WEST GRAND BOULEVARD
DETROIT, MICHIGAN  48202





							March 15, 1996




Securities and Exchange Commission
450 5th Street, N.W.
Attention:  Filing Desk
Stop 1-4
Washington,D.C.  20549-1004

	SUBJECT:  FORM 15, Suspension of Duty to File
		    Reports for GMAC 1992-E Grantor Trust
		    -------------------------------------



Dear Sirs:

Enclosed is an electronic transmission of the above Form 15 requesting the suspension of duty to file future reports for the GMAC 1992-E
Grantor Trust (the "Issuer") with the Commission under Section 13 and 15(d) of the Securities Exchange Act of 1934.

Please advise that CIK No. 890539 for the above registrant has been deleted from your records.




							Very truly yours,


							s/	Gerald E. Gross
							----------------------------
							Gerald E. Gross, Comptroller